RESTATED
                       CERTIFICATE OF INCORPORATION
                                AS AMENDED
                                   OF
                              AQUENTIUM, INC.

                         As of January 30, 2003

     FIRST:  The name of the corporation is: Aquentium, Inc.

     SECOND: Its registered office in the State of Delaware is located at 1201 Orange Street, Suite 600, City of Wilmington 19801, County of New Castle, the name and address of the registered agent is Agents and Corporations, Inc., 1201 Orange Street, Suite 600, Wilmington, DE 19801.

     THIRD: The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to do any and all things herein mentioned, as fully and to the same extend as natural persons might or could do, and in any part of the world, viz:

          "The purpose of the corporation is to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware."

     FOURTH: The total number of shares of Common Stock which the Corporation is authorized to issue is 100,000,000 shares, with a par value of $.005 per share. Each share of such Common Stock issued and outstanding immediately prior to August 31, 1993 (the "Effective Date") (the "Old Common Stock"), shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one-fiftieth (1/50) of a share of the Company's Common Stock, $.005 per share (the "New Common Stock") subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificate," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's Transfer Agent for cancellation a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificate so
surrendered, are reclassified under the terms hereof.    From and after the
Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or script representing fractional share interests in New Common Stock will be issued, and no such fractional share interests will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. A holder of Old Certificates shall receive, in lieu of any fraction of a share of a share of New Common Stock to which the holder would otherwise be entitled, one full share of New Common Stock. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued
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shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional shares until all certificates of that holder have been presented for exchange such that the payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificate surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for the purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so classified, until thereafter reduced or increased in accordance with applicable law.

     The total number of preferred shares which the Company is authorized to issue is 10,000,000 shares, with a par value of $.00001. The Board of Directors shall be authorized to divide the preferred stock into such series as the Board of Directors designates and to fix and determine the relative rights and preferences of the shares of any preferred series established to the full extent permitted by the laws of the State of Delaware and the Articles of Incorporation in respect to, among other things, (a) the number of shares to constitute a series and the distinctive designation thereof, (b) payment of dividends, whether dividends are cumulative and the date from which any dividends begin accruing, (c) whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption, (d) the liquidation preferences payable in the event of involuntary or voluntary liquidation, (e) sinking fund or other provisions, if any, for the redemption or purchase of shares, (f) the terms and conditions upon which shares maybe converted if convertible, and (g) voting rights, if any.

     FIFTH:  The name and mailing address of the incorporator is as follows:
Marsha Mills, 725 Market St., Wilmington, DE 19801.

     SIXTH: The powers of the incorporator are to terminate upon filing of the certificate of incorporation and the name and mailing address of the persons who will serve as directors until the first annual meeting of stockholders or until successors are elected and qualify is as follows:

     Simone V. Palazzolo, 515 Madison Avenue, 15th Floor, New York, New York
10022

     SEVENTH: The Directors shall have the power to make and to alter or amend the by-laws; to fix the amount to be reserved as working capital and to authorize and cause to be executed mortgages and liens without limit as to the amount upon the property and franchise of the Corporation.
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     With the consent in writing and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have the authority to dispose, in any manner, of the whole property of this Corporation.

     The by-laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account or book or document of the Corporation, except as conferred by the laws or by-laws or by resolution of the stockholders.

     The stockholders and directors shall have power to hold their meetings and keep books and records outside of the State of Delaware, at such places as may be from time to time designated by the by-laws or by resolutions of the stockholders or directors, except as otherwise required by the laws of Delaware.

     It is the intention that the objects, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the term of any other clause or paragraph in this certificate of incorporation, but that the objects, purposes and powers specified in the third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

     EIGHTH: No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except: (i) for breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involved intentional misconduct or knowing violation of the law; (iii) pursuant to Section 174 of the Delaware General Corporation law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this Article Eighth shall apply to or have any effect on the liability of or alleged liability of any director of the corporation for or with respect to any acts of omissions of such director occurring prior to such amendment or repeal.


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